Exhibit 99

FOR IMMEDIATE RELEASE

David B. Dillon Elected to 3M Board of Directors

ST. PAUL, Minn. — August 10, 2015 — 3M (NYSE: MMM) announced today that David B. Dillon, retired chairman and chief executive officer of The Kroger Co., has been elected to 3M’s Board of Directors, effective August 9, 2015.

Dillon’s strategic leadership in the consumer products business includes serving as Kroger’s Chief Executive Officer from 2003 through 2013, and Chairman of the Board from 2004 to 2014. Prior to that, he held a variety of executive positions including chief operating officer and executive vice president. He also served in numerous leadership roles at the Dillon Companies Inc., a wholly-owned subsidiary of The Kroger Co.

“We are extremely pleased to welcome Mr. Dillon to our board,” said Inge Thulin, 3M chairman, president and chief executive officer. “As the former leader of one of the world’s largest retailers, Dillon brings vast experience and a strong understanding of the customer’s point of view and exceptional knowledge of complex operations.”

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